Executive Employment Agreement
for James A. Todd

THIS AGREEMENT is made as of the 29th day of October, 2007, by and between Fushi International, Inc., a Nevada corporation (“Company”), and James A. Todd, an individual resident of North Carolina (“Executive”).

WITNESSETH:

WHEREAS, Company is engaged in the manufacture, distribution, and sale of bimetallic wire and strand products; and

WHEREAS, Company entered into an LLC Membership Interest Purchase Agreement by and between Fushi International, Inc. and David S. Jones, dated as of September 25, 2007;

WHEREAS, the Executive is currently employed pursuant to an employment agreement dated January 1, 2007 as a senior executive officer of the Copperweld Bimetallics, LLC (“Subsidiary”);

WHEREAS, Company desires to employ Executive as a senior executive officer of the Company as of the consummation of the Company’s purchase of limited liability company interests in Subsidiary (the “Effective Date”), and Executive desires to accept such employment on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

1.  Employment. Company hereby employs Executive, and Executive hereby accepts employment on the terms and conditions hereinafter set forth.

2.  Term of Employment. The initial term of employment under this Agreement shall be for a two-year period commencing on the Effective Date and terminating on the second anniversary of the Effective Date (the “Term”); provided that such Term shall be automatically extended for an additional two-year period upon the same terms and conditions contained herein on the expiration date of the Initial Term and on any additional term (each period being the “Term”) unless a written notice of non-renewal is given by either party at least six full months prior to the expiration date of the then current Term.

3.  Nature of Employment. Executive is employed as Controller of the Company, and consistent with such position, Executive shall, subject to the direction of the Chief Financial Officer and the Board of Directors of the Company (“Board”), direct and manage the affairs of the Company as assigned. Executive shall report to and be responsible to the Chief Financial Officer of the Company. Executive agrees to serve as an executive officer or director of the Subsidiary and other subsidiaries of the Company at the request of the Chief Financial Officer without additional compensation. Executive shall be based at the location of the Subsidiary in Fayetteville, Tennessee. During the Term (including any extensions or renewals thereof), Executive shall have no other employment or provide services to any other person other than the Company and its subsidiaries without the prior written consent of the Board. Accordingly, Executive agrees to devote his full working time to the business of the Company; provided, however, nothing herein contained shall restrict or prevent Executive from owning and dealing in stocks, bonds, securities, real estate, commodities, or other investment properties for his own benefit or the benefit of his family. Further, nothing herein contained shall restrict or prevent Executive, subject to the prior approval of the Board, from serving on the board of directors of any entity, including any charitable, religious or civic entity, which does not directly or indirectly compete with the Company and does not materially interfere with his duties and responsibilities with the Company.

4.  Compensation.

(a)  Annual Base Salary. Executive’s annual salary rate for the services rendered on behalf of the Company and its subsidiaries during the Term shall be no less than $144,000 per year, payable in equal bi-monthly installments. From time to time during the Term, Executive’s base salary may be increased at the discretion of the Board, but shall in no event be decreased from the amount of the base salary in effect at that time. The Board shall review Executive’s base salary at least on an annual basis.

(b)  Annual Cash Bonus. In addition to Executive’s base salary, Executive shall be entitled to participate during the Term in an annual cash bonus plan generally available to senior executives of the Company, including any cash bonus plans and equity incentive plans sponsored by the Company. Any annual cash bonus shall be paid to Executive within two and one-half (2.5) months following the end of the fiscal year in which the Executive has a right to payment of the bonus.

(c)  Equity Award. The Board has approved a non-qualified stock option to be quoted to the Executive in the amount of 135,000 shares of common stock of the Company (“Shares”) as of the Effective Date under the terms and conditions of the Fushi International, Inc. 2007 Stock Incentive Plan and a stock option agreement to be provided by the Company. If Executive remains employed with the Company and its subsidiaries on the applicable vesting dates, the Shares shall vest in tranches on the dates and with the exercise price per Share set forth in Exhibit A attached hereto.

5.  Expenses. Executive is authorized to incur reasonable expenses in connection with the business of Company, including reasonable expenses for business travel and similar items, in accordance with Company’s business expense policy in effect from time to time. Company will reimburse Executive for all such expenses during any calendar year upon the presentation by Executive, from time to time, of an itemized account of expenditures applicable to such calendar year, but in no event later than the end of the calendar year following the calendar year in which such expenditures occurred. Executive shall be authorized to travel in business class and when not available, in first class, at Company expense, for air travel outside the 48 contiguous states of the United States or any air travel over three hours in duration.

6.  Vacation. Executive shall be entitled to paid vacations during each calendar year of the Term at such times and for such duration as may be determined by the Board, taking into consideration the needs and requirements of Company for Executive’s services; provided, however, the minimum paid vacation to which Executive shall be entitled in any calendar year is three (3) weeks, and Executive is not entitled to payment for any unused vacation as of the end of any calendar year.

7.  Additional Benefits. During the Term, the Company shall pay for and provide Executive with a term life insurance policy in an amount of $144,000 at standard, non-smoking insurance premium rates (or such lesser amount that can be provided at the same cost as such policy). During the Term, Executive and, subject to the terms of the applicable plan, his eligible dependents shall have the right to participate in any Executive employee pension or welfare benefit plans provided by Company to its U.S.-based officers generally, including any group life, hospitalization, medical, dental, accidental death and disability, long-term disability income replacement insurance, and retirement plans.

8.  Death During Employment. If Executive dies during the Term, Company shall pay to the estate of Executive (i) any accrued and unpaid salary and (ii) any accrued and unpaid bonus for any prior fiscal year, and (iii) a pro rata amount of any bonus payable with respect to the fiscal year of service in which death occurs (such pro rata amount determined by multiplying the bonus that would have been paid for the full fiscal year had the Executive survived by a ratio, the numerator of which is the number of days since the beginning of the fiscal year until the date of death and the denominator of which is 365). This Agreement shall thereupon terminate, and Company shall have no further obligation to the estate of Executive.

9.  Permanent Disability During Employment. If Executive becomes permanently disabled during the Term, Company shall pay to Executive any accrued and unpaid base salary to which he would otherwise be entitled to the end of the month in which such permanent disability occurs. Thereafter, the Executive shall continue to receive his then base salary, minus any payments provided by the Company’s benefit plans (including disability benefits paid pursuant to Section 7 above) and by any government sponsored program, for a six (6) month period from the date of permanent disability. This Agreement shall thereupon terminate and Company shall have no further obligation to Executive except as may be provided under Company’s long-term disability plans during the term of such disability and any pro rata portion of any bonus or incentive plan. Permanent disability for purposes of this Agreement shall mean a physical or mental condition of Executive that renders Executive incapable of performing the essential duties of his job and which condition shall be medically determined to be of permanent duration as same is construed under Company’s disability plans.

10.  Termination for Cause. Company may terminate Executive’s employment at any time “for Cause.” The term “for Cause” shall mean any act or failure to act on the part of the Executive which constitutes: (i) an unauthorized use or disclosure by the Executive of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company; (ii) a material breach by the Executive of any agreement between the employee and the Company; (iii) a material failure by the Executive to comply with the Company’s written policies in compliance with the laws of the United States or any state thereof; (iv) the Executive’s indictment of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof or any foreign jurisdiction in which the Company conducts business which if occurring in the United States would constitute a felony under its laws or the laws of any state thereof; (v) the Executive’s gross negligence or willful misconduct that results in material harm to the Company; or (vi) a continual failure by the Executive to perform assigned duties after receiving written notification of such failure from the Board. Company shall be entitled to terminate the employment relationship hereunder upon thirty (30) days’ prior written notice to Executive, which notice shall state the reason for such termination, and during such notice period Executive shall be removed from his duties and responsibilities. In the event of a termination for cause, Company shall pay Executive any accrued and unpaid salary and any accrued and unpaid bonus for any prior fiscal year, and Company shall have no further obligation or liability to Executive under this Agreement.

11.  Termination For Good Reason. If any of the following events occurs after the Effective Date, the Executive may resign from his employment for Good Reason by giving written notice of resignation within 60 days following such event:

(a)  a material reduction in the scope of the Executive’s assigned duties and responsibilities from those in effect under this Agreement on the Effective Date or the assignment of duties or responsibilities that are inconsistent with the Executive’s status in the Company;

(b)  a material reduction by the Company in the Executive’s base salary;

(c)  the Company’s requirement that the Executive be based anywhere other than Fayetteville, Tennessee, if the Executive is required to spend more than two days per week on a regular basis (other than normal business travel) at a business location not within 50 miles of Fayetteville, Tennessee;

(d)  the failure by the Company to continue to provide the Executive with benefits substantially similar to those specified in Section 7 of this Agreement unless the new owner of the Company or the Company deem it necessary to change such benefits in order to conform to applicable law; or

(e)  any material breach of this Agreement by the Company.

Any written notice of resignation for Good Reason shall describe in reasonable detail the circumstances believed to constitute Good Reason. Notwithstanding Executive’s provision of a notice of resignation for Good Reason, the Company has a right to remedy or cure for a period of 30 days following its receipt of such notice the circumstances described by the Executive as constituting Good Reason and Executive’s resignation shall become effective on the 31st day following notice to the Company if the Company fails to remedy or cure the circumstances constituting Good Reason within such 30-day period.

12.  Severance upon Termination Without Cause or for Good Reason. If, during the Term, Company terminates Executive’s employment with the Company and its subsidiaries for any reason other than for Cause or Executive’s death or disability, or Executive terminates his employment for Good Reason (not including Company’s or Executive’s non-renewal of the Term) and Executive executes and delivers to the Company a valid and effective release of all claims against the Company and its affiliates in the form provided as Exhibit B hereto, the Executive shall be entitled to receive (i) a lump sum cash payment in the amount of any accrued and unpaid salary as of his date of termination, (ii) a lump sum cash payment equal to any accrued and unpaid bonus for any prior fiscal year, (iii) a lump sum cash payment equal to the pro rata amount of any bonus payable with respect to the fiscal year in which termination occurs (such pro rata amount determined by multiplying the bonus that would have been paid for the full fiscal year had the Executive continued to render service to the Company as of the last day of the fiscal year multiplied by a ratio, the numerator of which is the number of days since the beginning of the fiscal year until the date of termination and the denominator of which is 365), (iv) an amount equal to the sum of (a) 50% of his then current annual base salary and (b) 50% of the average annual cash bonus payments paid by the Company to the Executive during the preceding three (3) fiscal years of the Company, and such sum shall be payable in six (6) substantially equal monthly payments; provided that each payment is intended to constitute a separate payment within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”). Further, the Company shall continue the medical and life insurance benefits which Executive was receiving on the date of his termination, with any related costs to be paid by Executive being no more than what Executive had been paying prior to the date of termination, for a period of six (6) months after the date of his termination; provided such continued coverage shall end on the date Executive has commenced employment elsewhere and becomes eligible for participation in a similar type of benefit program of his successor employer. Except as provided in this Section 12, Executive shall not be entitled to any other severance benefits from the Company or any of its subsidiaries or affiliates, and the Company shall have no other obligation or liability to Executive under this Agreement.

13.  Board/Committee Resignation. Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the Board of Directors (and any committees thereof) of any of the Company’s subsidiaries or affiliates.

14.  Property of Company. Executive agrees that upon the termination of his employment he will turn over to Company all property and confidential information of Company which has come into his possession while an Executive of Company.

15.  Covenants by Executive.

(a)  Non-competition. During the Term under this Agreement including any renewals or extensions thereof, and for a period of twelve (12) months thereafter, Executive shall not, without the prior written approval of Company, directly or indirectly, engage in any competitive activity as employer, employee, partner, stockholder, joint venturer, consultant, director or otherwise, enter into or in any manner take part in any business or other endeavor which would be in competition with Company in the continental United States and mainland China, and to the extent Executive has or has had direct involvement in the Company’s business activities in any other jurisdiction, such other jurisdictions as such business is conducted or, to the knowledge of Executive, proposed to be conducted at the time of termination.

(b)  Respect for Economic Relationships. Executive will not, during the term of his employment under this Agreement including any renewals or extensions thereof, and for a period of eighteen (18) months thereafter, in any fashion, form, or manner, either directly or indirectly, solicit, interfere with, or otherwise be involved with any customer or person, firm or corporation regularly dealing with Company or directly or indirectly interfere with, entice away, or otherwise materially adversely affect its relationship with the Company or to diminish its business with the Company, or to cause any other entity to employ any other employee of Company.

(c)  Validity of Covenants. Executive agrees that the covenants contained in this Section are reasonably necessary to protect the legitimate interests of Company, are reasonable with respect to time, territory and scope, and do not interfere with the interests of the public. Executive further agrees that the descriptions of the covenants contained in this Section are sufficiently accurate and definite to inform Executive of the scope of such covenants. Executive agrees that the Term, increase in base salary represented by Section 4(a), and termination provisions contained in Sections 2, 10, 11, and 12 above constitute fully adequate and sufficient consideration for the covenants contained in Sections 15 and 17 of this Agreement.

(d)  Specific Performance. Executive agrees that a breach or violation of any of the covenants under this Section will result in immediate and irreparable harm to Company in an amount which will be impossible to ascertain at the time of the breach or violation and that the award of monetary damages will not be adequate relief to Company. Therefore, the failure on the part of Executive to perform all of the covenants established by this Section shall give rise to a right to Company to obtain enforcement of this Section in a court of equity by a decree of specific performance or other injunctive relief. This remedy, however, shall be cumulative and in addition to any other remedy Company may have.

(e)  Survival of Covenants. The provisions of this Section 15 shall survive the termination of this Agreement and Executive’s employment for any reason.

16.  Patent, Trade and Trademark Assignment. If Executive creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials), either alone or with third parties, at any time during Executive’s employment by the Subsidiary as Copperweld Bimetallics, LLC or by the Company and within the scope of such employment and/or with the use of any Company resources, without additional consideration Executive hereby irrevocably assigns, transfers and conveys to Company, to the maximum extent permitted by applicable law, all rights, title, and interest in and to any and all trade secrets, inventions, letters patent, applications for letters patent, and trademarks whether or not subject to state or federal trademark. Executive further agrees to disclose promptly to Company any such works of authorship, inventions, intellectual property, materials, documents or other work product, and, at the request and expense of Company, to apply for letters patent or registration thereon in every jurisdiction designated by Company. Executive represents that he has complied with this provision as contained in his employment agreement with Copperweld Bimetallics LLC, dated January 1, 2007.

17.  Confidential Information. Executive agrees both during the Term and thereafter to keep secret and confidential all information labeled confidential or not generally known which is heretofore or hereafter acquired concerning the business and affairs of Company, including without limitation, information regarding trade secrets, proprietary processes, confidential business plans, market research data and financial data, and further agrees not to disclose any such information to any person, firm, or corporation or use the same in any manner other than in furtherance of the business or affairs of Company or unless such information shall become public knowledge by other means Executive agrees that such information is a valuable, special, and unique asset of Company. Upon the termination of Executive’s employment with Company, Executive shall immediately return to Company all documents, records, notebooks, and similar repositories of information relating to confidential information of Company and/or the development of any inventions. The provisions of this Section 17 shall survive the termination of this Agreement and Executive’s employment for any reason.

18.  Waiver of Breach. The waiver by Company or Executive of any breach of a provision of this Agreement shall not operate or be construed as, a waiver of any subsequent breach by the parties.

19.  Notice. All notices, requests, demands, payments, or other communications hereunder shall be deemed to have been duly given if in writing and hand delivered or sent by certified or registered mail, return receipt requested, to the appropriate address indicated below or to such other address as may be given in a notice sent to all parties hereto:

(a)	if to Company, to:
Chris Wang
Grand Orient Tower A, 24th Fl H-2
Dong Zhi Men Wai Xiao Jie, Jia 2
Beijing, PRC 100027
86-10-8447-8280

With a copy to:
Roy Yu
1 Shuang Qiang Street, Jinzhou
Dalian, PRC 116100

b)	If to Executive, to:
James A. Todd
1951 Ray Alexander Drive
Greensboro, NC 27410

20.  Entire Agreement. This Agreement supersedes any and all other understandings and agreements, either oral or in writing, between the Executive, on one hand, and the Company, the Subsidiary or any other subsidiary of the Company, on the other hand, with respect to the subject matter hereof and constitutes the sole and only agreement between such persons with respect to said subject matter. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any party or by anyone acting on behalf of any party, which are not embodied herein, and that no agreement, statement, or promise not contained in this Agreement shall be valid or binding or of any force or effect. No change or modification of this Agreement shall be valid or binding upon the parties hereto unless such change or modification is in writing and is signed by the parties hereto.

21.  Severability. If any one or more of the provisions contained in this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect for any reason, that invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and this Agreement shall be construed as if that invalid, illegal, or unenforceable provision had never been contained herein.

22.  Parties Bound. The terms, promises, covenants, and agreements contained in this Agreement shall apply to, be binding upon, and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by Company or Executive without the prior written consent of the other party.

23.  Settling Disputes. Subject to Section 23(b), in any dispute, claim, question or difference arises with respect to this Agreement or its performance, enforcement, breach, termination or validity (a “Dispute”), the parties will use their reasonable efforts to attempt to settle the Dispute.

(a)  Arbitration. Subject to Section 23(b), except as is expressly provided in this Agreement, if the parties do not reach a solution within a period of 30 business days following the first notice of the Dispute by any party to the other, then upon written notice by any party to the other, the Dispute shall be finally settled by arbitration in accordance with the following procedures:

(1)
The matter shall be determined by mandatory arbitration in Chattanooga, Tennessee by a Tennessee corporate lawyer who is rated “AV” by Martindale Hubbell Law Directory, who is selected by agreement of the parties to the dispute and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. If the parties do not agree on the selection of an arbitrator, the arbitrator will be selected by the American Arbitration Association based on the criteria stated above. The parties to the dispute shall pay on a pro rata basis all fees and expenses charged by the American Arbitration Association for its services in selecting an arbitrator. The arbitrator shall base his or her award on applicable law and judicial precedent and, unless all parties agree otherwise, shall include in such award the findings of fact and conclusions of law upon which the award is based. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

(2)
The award of the arbitrator will be final and binding as to all the parties to the claim, dispute, or controversy and will not be subject to appeal, review, or re-examination by a court or the arbitrator, except for fraud, perjury, manifest clerical error, or evident partiality or misconduct by the arbitrator that prejudices the rights of a party to the arbitration. The award of the arbitrator may include an award of any damages other than treble, special, punitive, exemplary, or consequential damages, and, pursuant to the pleading of any party to the dispute, any court having jurisdiction may enter a judgment of any award rendered in the arbitration. The arbitrator shall award to the prevailing party in the arbitration, if any, as determined by the arbitrator, all costs incurred by it in connection with the arbitration. Except as otherwise required by law, the arbitrator and the parties to the arbitration shall treat the arbitration proceeding as strictly confidential and shall not disclose the existence, content, or results of the arbitration without the advance written consent of every party to the arbitration.

(3)
If any party fails to proceed with arbitration as provided herein or unsuccessfully seeks to stay such arbitration, or fails to comply with any arbitration award, the other party shall be entitled to be awarded costs, including reasonable attorneys’ fees, paid or incurred by such other party in successfully compelling such arbitration or defending against the attempt to stay, vacate or modify such arbitration award.

(b)  Arbitration Does Not Apply. Nothing in this shall limit or prevent a party from seeking to enforce the performance of this Agreement by injunction or specific performance upon application to a court of competent jurisdiction without proof of actual damage (and without the requirement of posting a bond or other security).

24.  Set Off. Company’s obligation to pay Executive the amounts provided and to make arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates.

25.  Withholding Taxes. Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

26.  Section 409A of the Code. It is the intention of the parties to this Agreement that no payment or entitlement pursuant to this Agreement will give rise to any adverse tax consequences to the Executive under Section 409A of the Code and Department of Treasury regulations and other interpretative guidance thereunder, including that issued after the date hereof (collectively, “Section 409A”). The Agreement shall be interpreted to that end and, consistent with that objective and notwithstanding any provision herein to the contrary, Executive and the Company agree to amend this Agreement in order to avoid, if practicable, the application of such taxes or interest under Section 409A and in a manner to preserve the economic benefits of this Agreement from Executive’s perspective at no additional cost to the Company. Further, no effect shall be given to any provision herein in a manner that reasonably could be expected to give rise to adverse tax consequences under that provision. Notwithstanding any other provision herein, if the Executive is a “specified employee” (as defined in, and pursuant to, Treasury Regulation 1.409A-1(i)) on the date of termination, no payment of compensation under this Agreement shall be made to the Executive during the period lasting six (6) months from the date of termination unless the Company determines that there is no reasonable basis for believing that making such payment would cause the Executive to suffer any adverse tax consequences pursuant to Section 409A. If any payment to the Executive is delayed pursuant to the foregoing sentence, such payment instead shall be made on the first business day following the expiration of the six-month period referred to in the prior sentence. Moreover, in the event the Executive is required to execute a Release, no amount payable pursuant to Section 12 that is subject to Section 409A shall be paid prior to the expiration of the revocation period without regard to whether the Executive waives such revocation right prior to the expiration of such period. Although the Company shall consult with the Executive in good faith regarding implementation of this Section 26, neither the Company nor its employees or representatives shall have liability to the Executive with respect to any additional taxes that the Executive may be subject to in the event that any amounts under this Agreement are determined to violate Section 409A.

27.  Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by the Executive of Executive’s duties hereunder shall not constitute breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

28.  Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder. This provision shall survive any termination of this Agreement or Executive’s employment.

29.  Captions. Captions to the Sections of this Agreement are inserted solely for the convenience of the parties, are not a part of this Agreement, and in no way define, limit, extend or describe the scope thereof or the intent of any of the provisions.

30.  Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

31.  Applicable Law. This Agreement shall be construed and the legal relationship between the parties determined in accordance with the laws of the State of Tennessee without application of its choice of law rules.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals as of the day and year first above written, the corporate party acting through duly authorized officers.

FUSHI INTERNATIONAL, INC.

	By:	/s/ Chris W. Wang

Title: Chief Financial Officer

EXECUTIVE

/s/ Li Fu	/s/ James A. Todd
(Witness)	James A. Todd

EXHIBIT A
STOCK OPTION VESTING AND EXERCISE PRICE SCHEDULE

Note:  The number of Shares that will vest and be exercisable on each of the vesting dates, provided Executive remains employed with the Company and its subsidiaries on such vesting date, and the applicable exercise prices per Share for such Shares are set forth below.

The Exercise Price per Share for each tranche of Shares for each vesting date shall be $16.44 plus the additional amount, if any, given below applicable to such tranche:

Number of Shares	Vesting Date	Exercise Price per Share
16,875	January 25, 2008	$0
16,875	April 25, 2008	$0
16,875	July 25, 2008	$1.50
16,875	October 25, 2008	$1.50
16,875	January 25, 2009	$3.00
16,875	April 25, 2009	$3.00
16,875	July 25, 2009	$4.50
16,875	October 25, 2009	$4.50

EXHIBIT B
RELEASE

This RELEASE ("Release") dated as of ___________, 20__ between Fushi International, Inc., on, a Nevada corporation (the “Company”), and James A. Todd (the “Executive”).

WHEREAS, the Company and the Executive previously entered into an employment agreement dated _______ __, 2007 (the “Employment Agreement”); and

WHEREAS, the Executive's employment with the Company has terminated effective ______ __, 20__;

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and in the Employment Agreement, the Company and the Executive agree as follows:

1.  The Executive, on his own behalf and on behalf of his heirs, estate and beneficiaries, does hereby release the Company, and in such capacities, any of its subsidiaries or affiliates, and each past or present officer, director, agent, employee, shareholder, and insurer of any such entities, from any and all claims made, to be made, or which might have been made of whatever nature, whether known or unknown, from the beginning of time, including those that arose as a consequence of his employment with the Company, or arising out of the severance of such employment relationship, or arising out of any act committed or omitted during or after the existence of such employment relationship, all up through and including the date on which this Release is executed, including, but not limited to, those which were, could have been or could be the subject of an administrative or judicial proceeding filed by the Executive or on his behalf under federal, state or local law, whether by statute, regulation, in contract or tort, and including, but not limited to, every claim for front pay, back pay, wages, bonus, fringe benefit, any form of discrimination (including but not limited to, every claim of race, color, sex, religion, national origin, disability or age discrimination under the Civil Rights Act of 1866; the Age Discrimination in Employment Act; the Americans with Disabilities Act; the Family and Medical Leave Act, the Civil Rights Act of 1964, Title VII, as amended; the Civil Rights Act of 1991; the Employee Retirement Income Security Act of 1974, as amended; the Equal Pay Act; the Worker Adjustment and Retraining Notification Act; the North Carolina Retaliatory Employment Discrimination Act; Tennessee Human Rights Act or any other federal, state or local law relating to employment or discrimination in employment, or otherwise), wrongful termination, emotional distress, pain and suffering, breach of contract, compensatory or punitive damages, interest, attorney's fees, reinstatement or reemployment. If any arbitrator or court rules that such waiver of rights to file, or have filed on his behalf, any administrative or judicial charges or complaints is ineffective, the Executive agrees not to seek or accept any money damages or any other relief upon the filing of any such administrative or judicial charges or complaints. The Executive relinquishes any right to future employment with the Company and the Company shall have the right to refuse to re-employ the Executive, in each case without liability of the Executive or the Company. The Executive acknowledges and agrees that even though claims and facts in addition to those now known or believed by him to exist may subsequently be discovered, it is his intention to fully settle and release all claims he may have against the Company and the persons and entities described above, whether known, unknown or suspected. Employee does not waive his right to file a charge with the EEOC or participate in an investigation conducted by the EEOC; however, Employee expressly waives his right to monetary or other relief should any administrative agency, including but not limited to the EEOC, pursue any claim on Employee’s behalf.

2.  The Company and the Executive acknowledge and agree that the release contained in Paragraph 1 does not, and shall not be construed to, release or limit the scope of any existing obligation of the Company and/or any of its subsidiaries or affiliates (i) to indemnify the Executive for his acts as an officer or director of Company in accordance with the bylaws of Company or the law; (ii) to the Executive and his eligible, participating dependents or beneficiaries under any existing group welfare (excluding severance), equity, or retirement plan of the Company in which the Executive and/or such dependents are participants, or (iii) to the Executive with respect to any severance payable pursuant to Section 12 of the Employment Agreement.

3. The Executive acknowledges that he has been provided at least 21 days to review the Release and has been advised to review it with an attorney of his choice. In the event the Executive elects to sign this Release prior to this 21 day period, he agrees that it is a knowing and voluntary waiver of his right to wait the full 21 days. The Executive further understand that he has 7 days after the signing hereof to revoke it by so notifying the Company in writing, such notice to be received by the Chief Executive Officer of the Company within the 7 day period. The Executive further acknowledge that he has carefully read this Release, knows and understands its contents and its binding legal effect. The Executive acknowledge that by signing this Release, he does so of his own free will and act and that it is his intention that he be legally bound by its terms.

IN WITNESS WHEREOF, the parties have executed this Release on the date first above written.

FUSHI INTERNATIONAL, INC.

By:
Name:
Title:

JAMES A. TODD ________________________